Exhibit 99.1

 Stock Option Exchange Program  Many of the stock options previously granted are currently underwater — no longer having the value we intended when granted  This proposed Stock Option Exchange Program gives employees the choice to trade in eligible old options for fewer new ones, priced at market value on the new grant date – restoring the opportunity for growth as Moderna grows  Outstanding stock options with grant prices of $80 or higher are eligible for exchange   This is a one-time, voluntary program — designed to be fair, transparent, and forward-looking  A reflection of our commitment to retain, motivate, and reward our team for the incredible work you do every day  1  This communication is not an offer to exchange any options. The option exchange has not yet commenced, and there can be no assurance that it will be implemented even if it is approved by Moderna shareholders. Moderna will file a Tender Offer Statement on Schedule TO with the SEC if and when the option exchange commences. If Moderna commences the option exchange, we will provide employees who are eligible to participate in the exchange program with written materials explaining the precise terms and timing of the program. The new option grant date and end of the tender offer period is subject to change. You should read these materials carefully when they become available, because they will contain important information about the option exchange. You will also be able to obtain the tender offer statement and other documents filed by Moderna with the SEC free of charge from the SEC’s website at www.sec.gov.  An Investment in You, Renewing Our Shared Ownership

 Making Your Exchange Decision – Timing & Resources   Key Dates  Special Shareholder Meeting & Vote on the Proposal: Wednesday, Nov. 12, 2025  Exchange Window Opens: Thursday, Nov. 13, 2025, at 9:00 AM EST  Exchange Window Closes: Friday, Dec. 12, 2025, at 3:59 PM EST  New Grant Date & Price for Exchanged Options: Friday, Dec. 12, 2025; closing stock price on this day  Resources on myModerna (go/optionexchange) to help you make the decision that is right for you  2  Visit the exchange portal (fidelitymicrosite.com/ModernaExchange) to make your selection(s) during the open window